Exhibit (d)(3)

VIRTUS ETF TRUST II

FIrst AMENDMENT TO THE

ADVISORY AGREEMENT

THIS FIRST AMENDMENT dated as of the 3rd of June, 2016, to the Advisory Agreement, dated as of January 4, 2016 (the “Advisory Agreement”), is entered into by and between VIRTUS ETF TRUST II (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Virtus ETF Advisers LLC, a Delaware limited liability company with its principal place of business at 1540 Broadway, New York, NY 10036 (the “Adviser”).

WHEREAS, each of the Trust and the Adviser is a party to the Advisory Agreement; and

WHEREAS, each of the Trust and the Adviser desires to amend Schedule A to the Advisory Agreement to reflect the addition of Virtus Enhanced DWA U.S. Equity ETF (the “Fund”) as a new series of the Trust and the engagement of the Adviser to act as investment adviser for the Fund;

NOW, THEREFORE, the parties agree as follows:

1. Exhibit A to the Advisory Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2. Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

VIRTUS ETF TRUST II		VIRTUS ETF ADVISERS LLC

By:	/s/ William J. Smalley	By:	/s/ Brinton W. Frith
	William J. Smalley, President		Brinton W. Frith, President

Exhibit A

SCHEDULE A

to the

ADVISORY AGREEMENT

between

VIRTUS ETF TRUST II

and

ETFIS CAPITAL LLC

(As of June 3, 2016)

As compensation for the Adviser’s services rendered, the Adviser shall be entitled to a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee	Rate
Virtus Newfleet Dynamic Credit ETF	$0.00	0.275%

Virtus Enhanced DWA U.S. Equity ETF*	$0.00	0.650%

* With respect to this Fund, the Adviser is responsible for paying all of the expenses of the Fund, including but not limited to the Sub-Adviser’s fee (if any, as described in the Fund’s prospectus), transfer agent fees, underwriting fees, administrative fees and expenses, custodian fees, legal fees, accounting fees, any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering or qualifying shares for sale, transfer taxes, all expenses of preparing the Trust’s registration statement and prospectus for the Fund, and the cost of printing and delivering to shareholders prospectuses and reports; provided, however, that the Adviser will not be responsible for paying for the Adviser’s fee, payments under any 12b-1 plan; taxes and other governmental fees; brokerage fees, commissions and other transaction expenses; interest and other costs of borrowing; litigation or arbitration expenses; acquired fund fees and expenses; or extraordinary expenses of the Fund.